Exhibit 10(b)

2014 Annual Incentive Program Summary

Magellan's 2014 annual incentive program is a discretionary bonus program established by the Compensation Committee of the Board of Directors to encourage individual activities that will improve the overall financial and operational performance of Magellan Midstream Partners, L.P. The 2014 program payout will be based on a combination of Magellan's performance and individual performance as determined by results achieved in the 2014 calendar year.

A “Funding Metric” has been established that sets a floor of performance for the partnership below which no payout for any metric will be made. This mechanism reflects the view of management and the Compensation Committee that it is inappropriate to pay bonuses if the overall cash generation of Magellan drops significantly.

An “Overriding Financial Trigger” has been set to allow for the results of the overall financial performance of Magellan to override the individual financial metrics set for Magellan. It is intended to address a possible condition where, even though one of the financial metrics is down, Magellan's overall financial performance is extremely strong.

The program also has other performance metrics that are used to measure profitability, safety, and operational and environmental stewardship. Specific goals for levels of achievement have been set for each metric. Payouts under the plan begin after the threshold level of performance is achieved and the maximum payout occurs if results reach the stretch targets.

If target performance is achieved, 100% of the calculated payout based on the percentages shown above is eligible to be paid under the program. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. If threshold is achieved, 50% of the calculated payout is eligible to be paid. If the results are lower than threshold, 0% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be interpolated. Fifty percent (50%) of the eligible payout is subject to a personal performance adjustment.

Employees are eligible for the 2014 Annual Incentive Program if a regular full-time or part-time employee with a standard hour classification of 20 or more hours per week. Employees on military leave are also eligible for an award. Ineligible employees include, but are not limited to, temporary employees, employees on leave with payout, limited scope employees, contract employees, and those who employment ended prior to the award payout. An employee hired after the final pay period in a calendar year will not receive a payout for that calendar year. Eligible employees begin participating in the program on the first day of employment.

Eligible earnings include an employee's regular base pay and eligible overtime pay for the period in which the employee is a participant in the plan, including, but not limited to, hours worked during a normal workday, Paid Time Off (PTO), short term disability, holiday pay, jury duty pay, bereavement pay, and shift differentials, but excludes extraordinary compensation such as geographical differentials, etc. Eligible earnings will exclude any unused PTO paid out after the employment retirement, termination or disability event.

To be eligible to receive an award, an employee must be employed during the calendar year including the last day of the calendar year and through the time the award is actually paid. Exceptions to this requirement will be made where a participant's employment is terminated as a result of retirement, death or the participant becomes eligible for long-term disability. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination or disability event. A participant whose employment is terminated anytime between the end of the calendar year but prior to the distribution of the award under any other circumstances shall forfeit any award payable under the AIP. Forfeited awards will be allocated to all other eligible employees.

After the eligible payout is determined based on Magellan's metric results, an adjustment may be made based on the employee's individual performance. This adjustment, if applied, would adjust 50% of an employee's eligible incentive payout based on management's assessment of the employee's performance on individual goals and the employee's performance of job responsibilities. This adjustment can range from 0% to 200% of the 50% amount that is subject to the personal performance adjustment.

2014 Annual Incentive Program Metrics

FUNDING TRIGGER
Metric                            Threshold
Distributable Cash Flow                Funding occurs at greater than or equal to $531 million

The threshold funding metric is based upon the amount of distributable cash flow required for Magellan to maintain its 2013 fourth quarter distribution rate to unitholders throughout 2014. Management believes that if Magellan's overall performance drops below the funding threshold that a payout would not be appropriate for any metric.

OVERRIDING FINANCIAL TRIGGER
Metric                                           Trigger

EBITDA less Maintenance Capital (including commodities)	The combined financial metrics will be reset to the greater of actual metric results or a Target level payout at results of $955 million or more.

PERFORMANCE GOALS
($ in Millions)

Metric	Weight	Threshold	Target	Stretch
EBITDA less Maintenance Capital (1) (2)	65%	$656	$706	$741
Commodities (1)	10%	$134	$174	$214
Operational Performance (3)	15%	Discretionary	Discretionary	Discretionary
Safety - OSHA Incident Rate (IR) (3)	5%	1.10	0.85	0.56
Environmental - Human Error Releases (3)	5%	7	4	2
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(1)	The overriding financial trigger will change the payout to at least a target level payout for the financial metrics when overall financial results have exceeded the trigger.

(2)	EBITDA less Maintenance Capital excludes commodities.

(3)	Payout will be zero if a fatality occurs related to activities under the control of Magellan.

METRIC ADJUSTMENTS

If an acquisition occurs during the year, the EBITDA less Maintenance Capital and the Commodities metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. The Operational Performance, OSHA IR and Human Error Releases metrics will not be adjusted, nor will actual incidents be counted until the new locations have a full year to become compliant with Magellan's System Integrity Plan policies and procedures. New internal growth projects approved within a plan year will not change the metric targets for the plan year since these projects generally require several months to complete.

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